Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra Reports Third Quarter 2016 Financial Results and Provides

Corporate Update

Management to host webcast and conference call today at 5:00 p.m. EDT

CHAPEL HILL, N.C. – October 27, 2016 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today reported financial results for the quarter ended September 30, 2016 and provided an update on recent corporate developments. The company will host a webcast and conference call today at 5:00 p.m. EDT.

Third Quarter 2016 and Recent Corporate Highlights

•

On October 25, Cempra completed enrollment in its ongoing Phase 3 study of fusidic acid as an oral treatment for acute bacterial skin and skin structure infections. The company expects to have topline data to report in the first quarter of 2017.

•

On October 4, Cempra presented an analysis of patient data at the Academy of Managed Care Pharmacy meeting. The presentation included three abstracts based upon analyzing treatment failures with existing antibiotics from more than 400,000 records of patients diagnosed with community-acquired bacterial pneumonia (CABP) in a large U.S. insurance claims database. This analysis showed that more than one out of five adult CABP patients failed initial antibiotic monotherapy, with the failure rate exceeding one out of four for an elderly population with certain comorbidities.

•

On September 29, Cempra announced interim results showing anti-NASH effects in the first six nonalcoholic steatohepatitis (NASH) patients dosed with solithromycin in a Phase 2 study. After 90 days of solithromycin treatment, all six NASH patients had a reduction in their nonalcoholic fatty liver disease activity score (NAS), as well as alanine aminotransferase (ALT) reduction. Based on the safety profile and activity seen in the first six patients, Cempra plans to continue the Phase 2 study to obtain data from up to 15 NASH patients. Enrollment is expected to complete in the first quarter of 2017.

•

On August 30, Cempra announced that the U.S. Food and Drug Administration (FDA) scheduled a meeting of the Antimicrobial Drugs Advisory Committee on November 4, 2016 in Silver Spring, Maryland, to discuss the safety and efficacy of solithromycin in the treatment of CABP. The FDA is currently reviewing New Drug Applications (NDAs) for IV and oral solithromycin for CABP, with PDUFA dates in late December.

•

On August 25, Cempra announced the publication in Clinical Infectious Diseases of its pivotal Phase 3 study, SOLITAIRE-IV, comparing the efficacy and safety of intravenous-to-oral solithromycin to intravenous-to-oral moxifloxacin for the treatment of CABP. Both of Cempra’s pivotal Phase 3 studies have been published in leading infectious disease journals.

•

On August 23, Cempra announced that the European Medicines Agency (EMA) had validated the company’s marketing authorization application (MAA) seeking approval of oral capsule and intravenous formulations of solithromycin for the treatment of CABP. The EMA’s Committee for Medicinal Products for Human Use (CHMP) has begun its assessment of solithromycin through the centralized review procedure. If the CHMP review results in a positive opinion, the next step would be for the European Commission to grant marketing clearance for solithromycin, which would apply to all EU member states.

•	On August 11, Cempra appointed David Zaccardelli, Pharm.D. to serve on the company’s board of directors.

•

On July 5, Cempra announced that the FDA had accepted for filing Cempra’s two NDAs for intravenous and oral capsule formulations of solithromycin in CABP. Having been granted qualified infectious diseases product (QIDP) designation in 2013, solithromycin’s NDAs have qualified for an eight month priority review, with 2016 PDUFA dates of December 27 for the oral formulation and December 28 for intravenous.

“Cempra continued an exceptional 2016 with further progress in the third quarter, including FDA acceptance of our NDAs for intravenous and oral capsule formulations of solithromycin, the submission of our solithromycin MAA in Europe, publication of our IV to oral Phase 3 solithromycin study in a prestigious journal, and the announcement of exciting interim results from our Phase 2 NASH study,” said Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra.

“The company is preparing for the potential approval and 2017 launch of solithromycin and we look forward to discussing the safety and efficacy profile of solithromycin, along with the urgent and growing unmet medical need for a new macrolide antibiotic, at our advisory committee meeting next week,” Fernandes added.

Upcoming Clinical Development Milestones

Solithromycin

•	Solithromycin pediatric
○	Patient enrollment for Phase 1b trial continues.
○	Phase 2/3 pivotal trial with solithromycin for bacterial infections in pediatric patients has been initiated. Global sites have been added.
•	Phase 3 trial for solithromycin in urogenital gonorrhea is ongoing.
•	Enrollment of the Phase 2 NASH trial is ongoing.
•	FDA Antimicrobial Drugs Advisory Committee to discuss solithromycin November 4, 2016.

Fusidic acid

•	Data from Phase 3 study in ABSSSI expected in first quarter of 2017.
•	An exploratory trial for Taksta in patients with refractory bone or joint infections is ongoing.

Financial Results for the Three Months Ended September 30, 2016

For the quarter ended September 30, 2016, Cempra reported a net loss of $32.3 million, or $0.62 per share, compared to a net loss of $27.6 million, or $0.63 per share for the third quarter in 2015. Research and development expense in the third quarter of 2016 was $21.1 million, a decrease of 10.2% compared to $23.5 million in the third quarter of 2015. The lower R&D expense was primarily due to a decrease of clinical trial expenses for solithromycin and reduced fusidic acid clinical trial supply purchases. General and administrative expense was $15.0 million compared to $5.8 million in the third quarter of 2015, driven primarily by commercial readiness activities and increased headcount as the company continues to plan for commercialization of solithromycin in 2017.

As of September 30, 2016, Cempra had cash and equivalents of $248.9 million and 52.4 million shares outstanding. In the third quarter, the company utilized its ATM financing facility with the sale of approximately 1.6 million shares resulting in net proceeds of approximately $29.2 million.

Conference Call and Webcast

Cempra management will host a webcast and conference call regarding this announcement at 5:00 p.m. EDT today. The live call may be accessed by dialing 877-377-7553 for domestic callers and 253-237-1151 for international callers and using conference number: 7622650. A live webcast of the call will be available from the investor relations sections of the company website at www.cempra.com, and will be archived there for 30 days. A telephone replay of the call will be available by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering the conference number: 7622650.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin has been successfully evaluated in two Phase 3 clinical trials for community acquired bacterial pneumonia (CABP) and applications for approval for both intravenous and oral capsule formulations have been accepted for review by the FDA and the EMA. Solithromycin is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin is also in a Phase 3 clinical trial for uncomplicated urogenital urethritis caused by Neisseria gonorrhoeae or chlamydia. Cempra is contracted with BARDA for the development of solithromycin for pediatric use. Three formulations, intravenous, oral capsules and a suspension formulation are in a Phase 1b trial in children from birth to 17 years of age. Fusidic acid is Cempra’s second product candidate, which is being developed for acute bacterial skin and skin structure Infections (ABSSSI) and is also in an exploratory study for chronic oral treatment of refractory infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. Cempra has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates, including solithromycin; our ability to commercialize and launch, whether on our own or with a strategic partner, any product candidate that receives regulatory approval; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and fusidic acid; the costs, sources of funds, enrollment, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; results of our preclinical studies and clinical trials are not predictive of results from subsequent clinical trials for any possible therapy; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our ability to compete in our industry; our dependence on the success of solithromycin and fusidic acid; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

CEMPRA, INC.

SELECTED FINANCIAL INFORMATION

Condensed Consolidated Balance Sheets

(unaudited; in thousands)

	September 30,	December 31,
	2016	2015
Assets
Current assets
Cash and equivalents	248,917	153,765
Receivables	4,531	7,639
Prepaid expenses	792	573

Total current assets	254,240	161,977

Furniture, fixtures and equipment, net	59	90
Deposits	146	73

Total assets	254,445	162,140
Liabilities
Current liabilities
Accounts payable	12,531	9,635
Accrued expenses	2,090	1,475
Accrued payroll and benefits	3,679	2,337
Current portion of long-term debt	6,667	4,444

Total current liabilities	24,967	17,891

Deferred revenue	11,326	11,326
Long-term debt	10,300	15,258

Total liabilities	46,593	44,475

Commitments and Contingencies

Shareholders’ Equity (Deficit)
Common stock	52	44
Additional paid-in capital	613,345	436,643
Accumulated deficit	(405,545)	(319,022)

Total shareholders’ equity	207,852	117,665

Total liabilities and shareholders’ equity	254,445	162,140

Condensed Consolidated Statement of Operations

(unaudited; in thousands, except loss per share data)

	Three Months Ended September 30,
	2016	2015
Revenues	3,972	2,497

Operating Expenses
R&D	21,096	23,541
G&A	15,021	5,848

Total Operating Expenses	36,117	29,389

Loss from operations	(32,145)	(26,892)

Other income (expense), net	(167)	(679)

Net loss and comprehensive loss	(32,312)	(27,571)
Net loss attributable to common shareholders	(32,312)	(27,571)

Basic and diluted net loss per share	(0.62)	(0.63)
Basic and diluted weighted average shares	52,073	43,911

	Nine Months Ended September 30,
	2016	2015
Revenues	10,071	21,514

Operating Expenses
R&D	60,643	73,334
G&A	35,333	16,230

Total Operating Expenses	95,976	89,564

Loss from operations	(85,905)	(68,050)

Other income (expense), net	(618)	(1,906)

Net loss and comprehensive loss	(86,523)	(69,956)
Net loss attributable to common shareholders	(86,523)	(69,956)

Basic and diluted net loss per share	(1.74)	(1.61)
Basic and diluted weighted average shares	49,617	43,427

Contact:

John Bluth

Cempra, Inc.

(984) 209-4534

jbluth@cempra.com

Investor Contact:

Robert H. Uhl

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media Contacts:

Melyssa Weible

Elixir Health PR

(201) 723-5805

mweible@elixirhealthpr.com

###